VolitionRx Limited Announces Acquisition of New Belgian Facility and Appointment of COO to Belgian Volition

NAMUR, Belgium, Oct. 26, 2016 /PRNewswire/ --VolitionRx Limited (NYSE MKT: VNRX), today announced its acquisition of a new research and development facility located in the Crealys Science Park, Les Isnes in the Wallonia region of Belgium, an area popular with other leading biotech and pharmaceutical companies.

Belgian Volition expects to move into its new facility in March 2017. The move will give the Company the capacity to carry out clinical trials with additional Tecan machines and to expand its scientific team. The new custom-designed facility is divided into 9,000 square feet of office space, and 10,000 square feet of tailor-made laboratory space. Currently, Belgian Volition occupies an approximate 4,000 square foot space.

Belgian Volition acquired the property for EUR 1.2 million, of which EUR 1.12 million was financed pursuant to a Real Estate Capital Lease Agreement with ING Asset Finance Belgium S.A. As part of the transaction, Belgian Volition granted ING a right of emphyteusis (a form of leasehold) on the property and ING granted Belgian Volition a 15-year lease over the property with an option for Belgian Volition to purchase the property outright at the end of the lease upon payment of EUR 33,600. The investment was also supported with the financial backing of Preface S.A./Namur Invest.

“We are looking forward to moving into our new R&D facility as we are exceeding maximum capacity at our current facilities. We believe that this exciting upgrade will allow us to accelerate our clinical trials and expedite the commercialization of our products” said Dr. Gaetan Michel, CEO of Belgian Volition, “I would like to thank Preface S.A./Namur Invest for all of their support to help make this option very affordable for a company our size.”

The Company also announced that, effective November 2, 2016, Dr. Philippe Willemsen (PhD, MSc and BSc) has been appointed as Chief Operating Officer for its wholly-owned subsidiary, Belgian Volition SPRL. Dr. Willemsen brings with him eleven years of experience in the biopharmaceutical environment and cell therapy manufacturing. He joins Belgian Volition from Promethera Biosciences, where he has served as Senior Pilot Plant Manager since 2011. Dr. Willemsen received his PhD from the University of Liege, Belgium, where he also received his BSc and MSc. Dr. Willemsen specializes in molecular, cellular biology, and stem cells.

“We are delighted to welcome Philippe to the Belgian Volition team,” said Dr. Michel. “He brings with him a wealth of experience and joins us at an exciting time as we prepare to launch our first Nu.QTM test. His appointment to manage operations in Belgium will allow me to focus on my role as global product manager for the Nu.QTM Colorectal Cancer Screening Triage Test (blood test), for which we expect to receive CE marking later this year. ”

About Volition

Volition is a life sciences company focused on developing diagnostic tests for cancer. The tests are based on the science of Nucleosomics®, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid – an indication that disease is present.

Volition's goal is to make the tests as easy and simple to use, for both patients and doctors, as existing diabetic and cholesterol blood tests. Volition's research and development activities are currently centered in Belgium as the company focuses on bringing its diagnostic products to market first in Europe, then in the U.S. and ultimately, worldwide.

For more information about Volition, visit Volition's website (http://www.volitionrx.com) or connect with us via:

Twitter: https://twitter.com/volitionrx

LinkedIn: https://www.linkedin.com/company/volitionrx

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YouTube: https://www.youtube.com/user/VolitionRx

The contents found at Volition's website address, Twitter, LinkedIn, Facebook, and YouTube are not incorporated by reference into this document and should not be considered part of this document. The addresses for Volition's website, Twitter, LinkedIn, Facebook, and YouTube are included in this document as inactive textual references only.

Media / Investor Contacts

Louise Day, Volition L.day@volitionrx.com +44 (0)7557 774620	Scott Powell, Volition S.powell@volitionrx.com +1 (646) 650 1351
Tirth Patel, Edison Advisors tpatel@edisongroup.com +1 (646) 653 7035	Rachel Carroll, Edison Advisors rcarroll@edisongroup.com +44 (0)20 3077 5711
Sarah Roberts, Vane Percy & Roberts sarah@vanepercy.com +44 (0)1737 821 890

Safe Harbor Statement

Statements in this press release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as "expects," "anticipates," "intends," "plans," "aims," "targets," "believes," "seeks," "estimates," "optimizing," "potential," "goal," "suggests," "could," "would," "should," "may," "will" and similar expressions identify forward-looking statements. These forward-looking statements relate to the effectiveness of the Company's bodily-fluid-based diagnostic tests as well as the Company's ability to develop and successfully commercialize such test platforms for early detection of cancer. The Company's actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, if we fail to develop and commercialize diagnostic products, we may be unable to execute our plan of operations. Other risks and uncertainties include the Company's failure to obtain necessary regulatory clearances or approvals to distribute and market future products in the clinical IVD market; a failure by the marketplace to accept the products in the Company's development pipeline or any other diagnostic products the Company might develop; the Company will face fierce competition and the Company's intended products may become obsolete due to the highly competitive nature of the diagnostics market and its rapid technological change; and other risks identified in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that the Company files with the Securities and Exchange Commission. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, the Company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics®, NuQ®, Nu.QTM and HyperGenomics® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. All other trademarks, service marks and trade names referred to in this press release are the property of their respective owners.